Exhibit 99

NEWS RELEASE

Contact:	Richard N. Grubb,
Executive Vice President and Chief Financial Officer or Peter G. Henrici, Senior Vice President Investor Relations 610/644-1300

FOR IMMEDIATE RELEASE

Vishay Announces Completion of Siliconix Transaction

MALVERN, PENNSYLVANIA - May 16, 2005 - Vishay Intertechnology, Inc. (NYSE: VSH) today announced that it has effected a merger of a subsidiary of Vishay with and into Siliconix incorporated, as a result of which Siliconix became a wholly owned subsidiary of Vishay.  In the merger, each share of Siliconix stock, other than those owned by Vishay and its subsidiaries, was converted into 3.075 shares of Vishay, subject to the rights of Siliconix’s remaining stockholders to seek appraisal under Delaware law.  Cash was paid in lieu of fractional shares of Vishay.

The merger follows the successful consummation of an exchange offer of Vishay for a majority of the shares of Siliconix that it did not previously own.  Following the completion of the exchange offer, Vishay held 95.5% of the outstanding Siliconix shares.   Vishay will issue a total of approximately 17,986,000 shares in connection with the exchange offer and subsequent merger.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world’s largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics) and selected ICs, and passive electronic components (resistors, capacitors, inductors, and transducers). Vishay’s components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 25,000 people. Vishay can be found on the Internet at http://www.vishay.com.

Siliconix is a leading manufacturer of power MOSFETs, power ICs, analog switches, and multiplexers for computers, cell phones, fixed communications networks, automobiles, and other consumer and industrial electronic systems. With 2004 worldwide sales of $466.1 million, the Company’s facilities include a company-owned Class 1 wafer fab dedicated to the manufacture of power products in Santa Clara, California, and a Class 1 wafer fab located in Itzehoe, Germany utilized under a lease arrangement. The Company’s products are also fabricated by subcontractors in Japan, Germany, China, Taiwan, and the United States. Assembly and test facilities include a company-owned facility in Taiwan, a joint venture in Shanghai, China, and subcontractors in the Philippines, China, Taiwan and Israel.

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